UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2010
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-08733 (Commission File Number)	85-0212139 (IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona (Address of principal executive offices)	85705 (Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

SECTION 8 - OTHER EVENTS

Item 8.01     Other Events

On June 2, 2010, Nord Resources Corporation ("Nord" or the "Company") issued a news release announcing that the Company has appointed FTI Consulting to advise on refinancing structures and strategic alternatives. The Company also announced that it is exploring the possibility of proceeding with an application to list its shares for trading on an alternative stock exchange, as it has received notice from the Toronto Stock Exchange's (TSX) Continued Listings Committee, dated June 1, 2010, that Nord's shares will be delisted from trading on the TSX effective at the close of the market on July 2, 2010. The Company's shares also will continue to trade in the United States on the OTC Bulletin Board.

A copy of the press release is filed as Exhibit 99.1 hereto.

Nord retains global advisory firm, FTI Corporate Finance, to provide consulting services related to potential restructuring or other transactions

Nord announced that it has retained FTI Consulting, Inc., a global business advisory firm, to provide certain strategic consulting services related to potential restructuring or other transactions including indentifying, vetting and evaluating strategic alternatives, refinancing structures, and/or possible business combination transactions involving Nord.

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,500 professionals located in most major business centers in the world, FTI works closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as mergers and acquisitions, regulatory issues, restructuring, and litigation.

FTI Corporate Finance focuses specifically on the strategic, operational, financial and capital needs of businesses. FTI is a world wide leader in assisting companies address the full spectrum of financial and transactional challenges faced by companies, boards, private equity sponsors, creditor constituencies and other parties-in-interest. FTI has a reputation for mobilizing the specialized resources needed for each unique situation - whenever and wherever they are needed. FTI provides an exemplary mix of industry, financial and operational expertise to effectively and efficiently develop and implement workable solutions for the mining industry.

TSX provides standard 30-day period for the Company to comply with original listing requirements of the TSX and provide the TSX with additional information, or to proceed with seeking a listing on an alternative exchange

The decision to seek a listing on an alternative stock exchange follows the receipt of notice from the TSX's Continued Listings Committee that Nord's shares will be delisted from trading on the TSX effective at the close of the market on July 2, 2010. The delay in delisting follows the TSX's standard practice of providing companies that are to be delisted with a period during which they can provide the TSX with any further evidence, including changes in their circumstances, that Nord meets the original listing requirements of the TSX and also to provide time for proceeding with a listing application for trading of the shares on another market.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the TSX in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX delisting review to confirm that Nord continues to meet the TSX listing requirements.

Nord intends to continue with its operations in the ordinary course, as it works with FTI to aggressively pursue opportunities to refinance and/or restructure the Company.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01      Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release of Nord Resources Corporation dated June 2, 2010*

*     Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION
DATE: June 2, 2010	By: /s/ Wayne M. Morrison Wayne M. Morrison Chief Financial Officer